Exhibit 32.1

Certification pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code

I, Kirk Loevner, the Chief Executive Officer, President and Chairman of Pinnacor Inc. (the “Company”), certify that (i) the Company’s 10-Q for the quarter ended June 30, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such 10-Q fairly presents, in all material respects, the financial condition and results of operations of Pinnacor Inc.

/s/ Kirk Loevner
Kirk Loevner, CEO, President and Chairman
Date: August 14, 2003

A signed original of this written statement required by Section 906 has been provided to Pinnacor Inc. and will be furnished to the SEC upon request.